EXHIBIT 10.4

REAL ESTATE PURCHASE AND SALE CONTRACT

by and between

CNL REAL ESTATE SERVICES CORP.

d/b/a CNL COMMERCIAL REAL ESTATE,

a Florida corporation, or assigns,

as BUYER

and

BAY INVESTORS, LLC, a Texas limited liability company

as SELLER

TABLE OF CONTENTS

1.	Definitions	1

2.	Purchase and Sale of Premises	3

3.	Purchase Price for Premises	3

4.	Closing Date	4

5.	Inspection Period	4

6.	Title to Premises; State of Title to be Conveyed	5

7.	Conditions to Buyer’s Obligation to Close	7

8.	Deliveries at Closing	7

9.	Closing and Other Costs, Adjustments and Prorations	9

10.	Escrow Agent	10

11.	Seller’s Covenants, Representations and Warranties	12

12.	Covenants of Seller Pending Closing	14

13.	Eminent Domain	14

14.	Casualty	14

15.	Remedies Upon Default	15

16.	Notices	15

17.	Brokerage Commissions	16

18.	Miscellaneous Provisions	17

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ATTACHMENTS:

EXHIBIT A – Description of the Premises

EXHIBIT B – Permitted Exceptions

EXHIBIT C – Form of Assignment and Assumption of Lease

EXHIBIT D – Form of Tenant Estoppel Certificate

EXHIBIT E – Form of Assignment of Licenses, Permits, Plans, Contracts and Warranties

EXHIBIT F – Form of Deed

EXHIBIT G – Form of Bill of Sale

EXHIBIT H – Complete Copy of Lease

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REAL ESTATE PURCHASE AND SALE CONTRACT

THIS REAL ESTATE PURCHASE AND SALE CONTRACT (this “Agreement”) made and entered into as of the Effective Date set forth herein, by and between BAY INVESTORS, LLC, a Texas limited liability company (“Seller”), having a mailing address at 1125 Pacific Beach Drive, Unit 302, San Diego, California 92109-5154 and CNL REAL ESTATE SERVICES CORP. d/b/a CNL COMMERCIAL REAL ESTATE, a Florida corporation, having a mailing address at 420 South Orange Avenue, Suite 950, Orlando, Florida 32801, or its assigns (“Buyer”);

W I T N E S SE T H:

WHEREAS, Seller is the fee simple owner of and is willing to sell a certain premises of real property located in Pflugerville, Travis County, Texas, as more fully described in Exhibit A attached hereto and by reference incorporated herein, and Buyer is willing to purchase such real property from Seller, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a) “Additional Earnest Money Deposit” shall mean the deposit of Fifty Thousand and No/100 Dollars ($50,000.00) to be given by Buyer to Escrow Agent pursuant to Section 3(a)(ii) of this Agreement, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Earnest Money Deposit.

(b) “Closing” shall mean the consummation of the purchase and sale of the Premises (as defined below) in accordance with the terms of this Agreement. “Closing Date” shall mean the date on which the Closing actually occurs.

(c) “Earnest Money Deposit” shall mean the Initial Earnest Money Deposit together with the Additional Earnest Money Deposit, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Earnest Money Deposit.

(d) “Effective Date” of this Agreement shall mean that date upon which the last of the Buyer and Seller has executed this Agreement.

(e) “Escrow Agent” shall mean Independence Title Company, by and through its National Division, whose address is set forth in Section 16 below.

(f) “Hazardous Materials” shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the “Hazardous Materials Laws”) including, but not limited to, those materials or substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “pollutants” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980,42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which the Premises is located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. “Petroleum” for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

(g) “Improvements” shall mean the building consisting of Fifty One Thousand One Hundred Eighty Nine (51,189) rentable square feet on the Premises and other related improvements occupied by Tenant pursuant to the terms of the Lease, and all appurtenances thereto, including but not limited to all pavement, accessways, curb cuts, parking, drainage systems and facilities, landscaping, canopies, and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone and natural gas, if applicable or required by the Lease, to the extent the same form a part of the Premises.

(h) “Initial Earnest Money Deposit” shall mean the deposit of Fifty Thousand and No/100 Dollars ($50,000.00) to be given by Buyer to Escrow Agent pursuant to Section 3(a)(i) of this Agreement, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Earnest Money Deposit.

(i) “Inspection Period” shall mean that period of time starting on the Effective Date of this Agreement and terminating thirty (30) days following the date upon which Buyer has received copies of the documents and materials regarding the Premises which Seller is required to furnish to Buyer pursuant to Section 5(a) of this Agreement.

(j) “Lease” shall mean that certain Lease Agreement dated August 18, 2000, for the Premises between McMahon Development Group, LLC, as lessor, and Tenant, as lessee, a true, correct and complete copy of which is attached hereto on Exhibit H.

(k) “Permits” shall mean all of the governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements on the Premises, including without limitation certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities.

(l) “Permitted Exceptions” shall mean those items described on Exhibit B attached hereto and those items approved in writing by Buyer during its Inspection Period.

(m) “Personalty” shall mean all items of tangible personal property owned by Seller which are located on and which are used or useful in connection with the maintenance and operation of the Premises; specifically excluding, however, any personal property owned by Tenant and any personal property used solely to facilitate the construction of the Improvements.

(n) “Phase I Report” shall mean a Phase I Environmental Site Assessment prepared by a licensed environmental consulting firm acceptable to Buyer that carries professional liability insurance in such amounts acceptable to Buyer, prepared in accordance with the requirements of ASTM E 1527-05, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, and certified to Buyer and its successors and assigns.

(o) “Plans” shall mean the final “as-built” plans and specifications for the Improvements.

(p) “Premises” shall mean the real property being more particularly described on Exhibit A attached hereto, together with all of the Improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, and all of Seller’s rights, title and interest in and to (i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith.

(q) “Purchase Price” shall mean the purchase price of the Premises which is Four Million Five Hundred Fifty Thousand and No/100 Dollars ($4,550,000.00).

(r) “Tenant” shall mean FedEx Ground Package System, Inc., a Delaware corporation.

(s) “Title Commitment” shall mean a commitment from the Title Company for an owner’s title insurance policy with respect to the Premises, naming Buyer as the proposed insured in the amount of the Purchase Price.

(t) “Title Company” shall mean Independence Title Company, which shall issue the owner’s policy of title insurance required hereunder.

2. Purchase and Sale of Premises. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Premises to Buyer, and Buyer hereby agrees to purchase the Premises from Seller.

3. Purchase Price for Premises. The Purchase Price for the Premises shall be payable in the following manner:

(a) Earnest Money Deposit.

(i) Not later than five (5) business days following the date on which Buyer shall receive a counterpart of this Agreement fully executed by Buyer and Seller,

Buyer shall deposit with Escrow Agent the Initial Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms of this Agreement.

(ii) Unless Buyer shall have terminated this Agreement in accordance with its terms, not later than three (3) business days following the expiration of the Inspection Period, Buyer shall deposit with Escrow Agent the Additional Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms of this Agreement.

After clearance of funds, Escrow Agent shall only hold the Earnest Money Deposit in an interest bearing money market account (which holds only U.S. treasuries) at a federally insured financial institution reasonably acceptable to Buyer and Escrow Agent, and interest earned thereon shall be reported under the United States Taxpayer Identification Number of Buyer. All interest earned on the Earnest Money Deposit, or any thereof, shall be deemed to constitute a portion of the Earnest Money Deposit and shall be disbursed in accordance with the terms of this Agreement. The Earnest Money Deposit shall be credited to the cash due from Buyer at Closing.

(b) Balance of Purchase Price. The balance of the Purchase Price, less any apportionments set forth in Section 9 hereof and interest earned on the Earnest Money Deposit, shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as Seller shall direct.

(c) Independent Contract Consideration. On the date of this Agreement, Buyer has delivered to Seller the amount of ONE HUNDRED AND 00/100 DOLLARS ($100.00) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for the Inspection Period given to Buyer hereunder, and as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is non-refundable in all events.

4. Closing Date. The Closing shall take place on a date mutually acceptable to Buyer and Seller, but in no event later than thirty (30) days after the expiration of the Inspection Period.

5. Inspection Period. Buyer’s obligation to purchase the Premises on the Closing Date is subject to the satisfaction of the contingencies and conditions in the manner and within the time limits herein specified:

(a) Due Diligence Materials. Within ten (10) days after the Effective Date of this Agreement, Seller shall deliver to Buyer (at no cost to Buyer) copies of any and all tests, surveys, examinations, plans, appraisals, permits, licenses, environmental studies or reports and other studies or investigations for or regarding the Premises which the Seller may have in its possession or control, specifically including, without limitation, the following:

(i) All existing environmental reports, studies or surveys of the Premises which are in the possession, custody or control of Seller or Seller’s agents, employees or contractors.

(ii) Final “as-built” Plans for the Improvements for the Premises.

(iii) All Permits, including without limitation, a certificate of occupancy for the use and occupancy of the Premises by Tenant.

(iv) All warranties and guaranties pertaining to the Improvements.

(v) A copy of the deed vesting title to the Premises in Seller, together with a copy of the owner’s policy of title insurance issued to Seller for the Premises, if any.

(vi) Seller shall deliver to Buyer a copy of the fully signed Lease, certified as true, correct and complete, including any amendments.

(vii) The Title Commitment.

(b) Inspection; Termination. Subject to the rights of Tenant under the Lease, Buyer through its agents, employees and independent contractors shall have the right from time to time during the Inspection Period and continuing through the Closing Date, to enter the Premises for the purposes of inspecting the same and to investigate all matters relating thereto (collectively, the “Inspections” and singly, an “Inspection”), including, but not limited to, existing zoning requirements, the physical condition of the Premises, the environmental condition of the Premises and its environs including, but not limited to, non-invasive soil sampling (including matters disclosed in the Phase I Report), and any other matters Buyer deems relevant to its decision to purchase the Premises. Notwithstanding the foregoing, Buyer acknowledges that it shall be required to obtain Seller’s prior written consent before undertaking any soil borings or other invasive testing, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall indemnify and hold harmless Seller, Tenant and their respective contractors, agents, employees and affiliates from and against any claims, losses, damages and costs arising out of any inspection of and testing at the Premises by Buyer, its agents and representatives. Buyer shall not, and shall not permit its agents or representatives to, disrupt Seller’s or Tenant’s activities at the Premises. Buyer shall have the right, in its sole discretion, for any reason or for no reason, to terminate this Agreement by written notice to Seller and Escrow Agent given within the Inspection Period, in accordance with and subject to the provisions of Section 10(b) below, whereupon the Earnest Money Deposit and all interest earned thereon shall be returned to Buyer and this Agreement and all rights and obligations of the respective parties hereunder shall be null and void except as otherwise expressly provided in this Agreement. In the event Buyer does not terminate this Agreement prior to the end of the Inspection Period, then Buyer shall have no further right to terminate this Agreement pursuant to this Section 5(b).

6. Title to Premises; State of Title to be Conveyed.

(a) Title to Premises. At the Closing, Seller shall convey fee simple title to the Premises to Buyer, free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matter consented to in writing by Buyer pursuant to Section 12(a) hereof.

(b) Right to Pay Off Monetary Encumbrances. Seller shall have the right to pay off any monetary encumbrances against the Premises on the Closing Date out of the cash then payable provided (i) recordable instruments of release or discharge of such encumbrances in form and substance reasonably satisfactory to Buyer’s counsel are delivered to the Title Company at the Closing and the Title Company agrees to remove such encumbrances from the Title Commitment and later the title policy which will be issued for the Premises, or (ii) if the holder of the monetary encumbrance is an institutional lender, a payoff letter in form and substance reasonably satisfactory to the Title Company is delivered to the Title Company at the Closing and the Title Company agrees to remove such encumbrance from the title policy which will be issued for the Premises. If a payoff letter is delivered at the Closing, Seller shall, as promptly as practicable after the Closing, request that the lender record a recordable instrument of discharge or release of the encumbrance in form reasonably satisfactory to the Title Company.

(c) Title Defects. Not later than ten (10) days prior to the end of the Inspection Period, Buyer shall furnish to Seller a statement specifying any defects in title and/or the survey which are not Permitted Exceptions (“Buyer’s Statement”); provided, however, that each financial encumbrance such as a mortgage or judgment, lien for delinquent real estate taxes, attachment, lien claim or other lien or encumbrance of a definite or ascertainable amount which may be removed by the payment of money that is revealed by the title report shall automatically, and without requirement that same be specified in Buyer’s Statement, be deemed an unpermitted exception. Seller shall notify Buyer within five (5) business days after receipt of Buyer’s Statement or Buyer’s Additional Statement (defined below), as the case may be, whether Seller will remove or insure over with respect to prior liens and encumbrances, and in the event of an encroachment by any improvement, affirmatively insure against compulsory removal which will include a commitment by the Title Company to provide the same coverage in a future policy. If Seller does not agree, or is unable, to remove any such defects, Buyer shall have the right, by notice given to Seller and Escrow Agent within five (5) business days after receipt of Seller’s notice, either to (i) waive the defect and close title without abatement or reduction of the Purchase Price, or (ii) terminate this Agreement and obtain a refund of the Earnest Money Deposit. In the event Buyer chooses to terminate this agreement pursuant to the foregoing sentence, neither party shall have any further liability to the other hereunder except as otherwise expressly provided in this Agreement. Nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any defect in title or expend monies therefor, nor shall Buyer have any right of action against Seller therefor, at law, or in equity, for damages or specific performance for Seller’s inability to convey title in accordance with the provisions of this Agreement, except defects that Seller agrees to remove or insure over pursuant to this Section 6(c) but does not exercise commercially reasonable efforts to remove or insure over prior to Closing. Notwithstanding the foregoing, prior to the Closing, Buyer shall have the right to order an update or a date-down of the Title Commitment and/or the survey, and, other than Permitted Exceptions, shall have the right to make an objection to any new lien or title defect regarding the Premises which (i) is first revealed or disclosed thereon, and (ii) and is not acceptable to Buyer (a “Buyer’s Additional Statement”); whereupon Seller shall be obligated to satisfy, cure or remove any such lien or defect at or prior to Closing. Notwithstanding the provisions of this Section to the contrary, in the event that Seller is unable to remove any new lien or title defect referenced in Buyer’s Additional Statement within the five (5) business day period following Seller’s receipt thereof, Seller may extend the Closing Date for an additional period of ten (10) business days by providing written notice thereof to Buyer and

Escrow Agent; provided that Seller shall be obligated to satisfy, cure or remove any such lien or defect at or prior to Closing.

7. Conditions to Buyer’s Obligation to Close. Buyer’s obligation to purchase the Premises on the Closing Date is subject to the satisfaction of the following contingencies and conditions in the manner on or before the Closing Date:

(a) Seller shall satisfy all of the accrued obligations of lessor pursuant to the Lease.

(b) The representations and warranties of Seller set forth in Section 11 hereof shall be true, correct and complete in all material respects on and as of the Closing Date.

(c) There shall exist no uncured event of default (as such term is defined in the Lease) or any event which, with the giving of notice or the passage of time or both, would constitute an event of default under the Lease.

(d) The Phase I Report approved by Buyer during the Inspection Period shall continue to accurately reflect the environmental condition of the Premises.

(e) The financial condition of Tenant shall not have deteriorated at any time during the term of this Agreement, or deteriorated from the financial condition disclosed to Buyer in the financial reports provided to Buyer prior to the date of this Agreement, and in any event neither the Seller nor the Tenant shall file or have filed against it a petition seeking relief under the bankruptcy or other similar laws of the United States or any state thereof.

(f) Buyer shall have received the Title Commitment for the Premises “marked-up” and effectively dated as of the Closing, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to Buyer an original owner’s policy of title insurance for the Premises in the amount of the Purchase Price, subject only to the Permitted Exceptions.

If the foregoing contingencies set forth in this Section 7 are not satisfied within the respective time periods set forth above, then in addition to any rights afforded by Section 15 of this Agreement Buyer shall be entitled to terminate this Agreement, by delivering written notice thereof to Seller and Escrow Agent in accordance with and subject to the provisions of Section 10(b) below, whereupon the Earnest Money Deposit and all interest earned thereon shall be returned to Buyer.

8. Deliveries at Closing. At Closing the parties shall deliver to each other the documents and items indicated below, which shall be delivered to the Escrow Agent two (2) business days prior to Closing:

(a) Seller shall deliver to Buyer:

(i) An appropriate “Seller’s Affidavit” or other acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession (other than Tenant) and other encumbrances arising under Seller (other than the Permitted

Exceptions) naming both Buyer and Title Company as benefited parties, so as to enable Title Company to delete the “standard” exceptions for such matters from Buyer’s owner’s policy of title insurance for the Premises and otherwise insure any “gap” period occurring between the Closing and the recordation of the closing documents.

(ii) A duly executed Special Warranty Deed with respect to the Premises, subject to no exceptions other than the Permitted Exceptions, in substantially the form attached as Exhibit F, and otherwise as approved by the Title Company and revised as needed to conform to the requirements of state law for the state in which the Premises is located.

(iii) A duly executed Assignment and Assumption of Lease for the Lease (the “Assignment”) in the form attached as Exhibit C.

(iv) A duly executed Assignment of Licenses, Permits, Plans, Contracts and Warranties with respect to the Premises in the form attached as Exhibit E together with all of the documents assigned thereby.

(v) A duly executed Warranty Bill of Sale with respect to the Personalty in the form attached as Exhibit G.

(vi) Duly executed counterparts of the closing statement.

(vii) The original executed Lease certified by Seller to be true, correct and complete. If the legal description of the Premises set forth in the Lease differs in any respect from the legal description of the Premises set forth in the Title Commitment and approved by Buyer during the Inspection Period, for any reason whatsoever (e.g., due to platting, replatting, dedication of additional right-of-way, etc.), then Seller shall also deliver to Buyer a duly executed original amendment to the Lease, revising the legal description of the Premises set forth in the Lease to conform to the legal description set forth in the Title Commitment and approved by Buyer, also certified by Seller to be true, correct and complete.

(viii) A notice addressed to the Tenant, signed by Seller, advising Tenant of the sale of the Premises and directing Tenant to send future rent and notices to Buyer.

(ix) An appropriate FIRPTA Affidavit or Certificate by Seller, evidencing that Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended.

(x) A Tenant Estoppel Certificate from the Tenant with respect to the Lease, dated within five (5) business days prior to the Closing Date, in the form and substance of the Certificate attached as Exhibit D attached hereto and by reference incorporated herein.

(xi) All certificates of insurance, insuring Buyer as the owner of the Premises, which are required by the Lease to be furnished by the Tenant to the landlord.

(xii) A certification that all of the representations and warranties of Seller set forth in Section 11 of this Agreement are true and correct as of the Closing Date.

(xiii) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement, including those (if any) required to be delivered by Seller pursuant to Section 7 above.

(b) Buyer shall deliver to Seller:

(i) The Purchase Price, less all the deductions, prorations, and credits provided for herein.

(ii) Duly executed counterparts of the closing statement.

(iii) An executed counterpart of the Assignment.

9. Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Buyer as follows:

(a) The Seller shall be charged with all closing costs (except for the closing costs which are the responsibility of Buyer as set forth in Subsection 9(b) below), including but not limited to the following items, all of which shall be credited against, and shall reduce dollar-for-dollar, the Purchase Price payable to Seller at the Closing: (i) all real estate conveyance taxes and other transfer taxes, if any, imposed by state or local authorities and all recording charges; (ii) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Premises as herein provided, including, without limitation, any prepayment penalties or fees incurred in connection therewith; (iii) the basic premium for the owner’s policy of title insurance; (iv) legal fees and expenses of Seller; (v) the fees, if any, for the transfer by Seller to Buyer of the warranties associated with the Premises and/or Improvements; (vi) the recording costs for the deed; (vii) all amounts due to Seller’s Broker; and (viii) the costs and fees charged by the Escrow Agent.

(b) The Buyer shall be charged with the following items in addition to the Purchase Price payable to Seller at Closing: (i) fees and expenses of Buyer’s counsel, (ii) the cost of any survey, (iii) the cost of the Phase I Report, (iv) all costs related to Buyer’s inspection of the Premises, and (v) additional premiums to delete the “standard” exceptions for parties in possession, matters of survey and construction lien claims, and to issue such endorsements as Buyer may request.

(c) At Closing, Seller shall give Buyer a credit against the Purchase Price in the amount of any security deposit, last month’s rent and other sums, if any, prepaid by Tenant to Seller under the Lease. Minimum rent shall be prorated at Closing and minimum rent attributable to the period on and after the Closing Date shall be the property of Buyer; except that, if there is any unpaid minimum rent from Tenant for any period prior to the Closing Date, such amount shall not be charged or credited to either party but shall be paid to Seller after Closing only if and when actually received by Buyer. From and after the Closing Date, all minimum rent and additional charges received by Buyer shall be first applied to current monthly rent and additional charges. Seller shall promptly remit to Buyer any minimum rent or other sums received by it from Tenant after Closing and attributable to the period on or after the Closing Date. Buyer shall have no obligation to incur any expense or to commence any legal action or proceeding against Tenant with respect to such delinquencies, but Seller shall have the right to take such measures as may be available to it to collect amounts owed Seller. Percentage rent shall not be prorated, but shall be paid solely to Buyer. The provisions of this subsection shall survive the Closing.

(d) Any taxes, assessments or other charges not payable by Tenant under the Lease shall be prorated as of Closing. To the extent that the real property taxes for the current year are not yet determined as of Closing, the proration shall be based on the tax rate for the preceding year as applied to the latest assessed valuation. Subsequent to Closing, when the tax rate is fixed for the year in which the Closing occurs and actual taxes become known, Seller and Buyer covenant and agree to adjust the proration of taxes and, if necessary, refund or pay such sums as shall be necessary to effect such adjustment. Buyer shall pay and be responsible for all assessments accruing against the Premises after Closing, as well as any special annual assessments and any “rollback” taxes or retroactively assessed taxes which may be levied or assessed against the Premises for periods prior to or after the Closing resulting from Buyer’s acquisition of the Premises and/or the change in use of the Premises by Buyer after Closing. Seller shall pay and be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to any use of the Premises prior to Closing or any improper or inadequate assessment of the Premises for the period prior to the Closing. The obligations set forth in this Section 9(d) shall expressly survive the Closing.

(e) To the extent any taxes, insurance premiums, common area maintenance costs or other charges related to the Premises are to be passed through to, or paid by, the Tenant under the Lease, there shall be no prorating such charges at Closing and, at Closing, Seller shall give a credit to Buyer for any unexpended amounts prepaid by the Tenant for such charges.

10. Escrow Agent. By its execution hereof, Escrow Agent shall accept the escrow contemplated herein. The Earnest Money Deposit shall be held by the Escrow Agent, in trust, on the terms hereinafter set forth.

(a) After clearance of funds, the Earnest Money Deposit shall be held by Escrow Agent in an account meeting the requirements of Section 3(a) above, and shall not be commingled with any funds of the Escrow Agent or others. Escrow Agent shall promptly advise Seller and Buyer that the Earnest Money Deposit is made and the account number under which it has been deposited following clearance of funds.

(b) The Escrow Agent shall deliver the Earnest Money Deposit to Seller or to Buyer, as the case may be, under the following conditions:

(i) To Buyer upon receipt of notice of termination of this Agreement by Buyer at any time prior to the expiration of the Inspection Period.

(ii) To Seller on the Closing Date, provided Closing shall occur pursuant to the Agreement.

(iii) To Seller upon receipt of written demand therefor (“Seller’s Demand for Deposit”) stating that Buyer has defaulted in the performance of Buyer’s obligation to close under this Agreement and the facts and circumstances underlying such default, provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Buyer in accordance with the provisions of Section 10(c) of this Agreement nor thereafter, if the Escrow Agent shall have received a “Notice of Objection” (as hereinafter defined) from Buyer within such ten (10) day period.

(iv) To Buyer upon receipt of written demand therefor (“Buyer’s Demand for Deposit”) stating that this Agreement has been terminated in accordance with the provisions hereof for any reason other than as provided in Section 10(b)(i) above (including the failure of any condition to Buyer’s obligation hereunder), or that Seller has defaulted in the performance of any of Seller’s obligations under this Agreement and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of Section 10(c) of this Agreement nor thereafter, if the Escrow Agent shall have received a Notice of Objection from Seller within such ten (10) day period.

(c) Within two (2) business days of the receipt by the Escrow Agent of a Seller’s Demand for Deposit or a Buyer’s Demand for Deposit the Escrow Agent shall send a copy thereof to the other party in the manner provided in Section 16 of this Agreement. The other party shall have the right to object to the delivery of the Deposit by sending written notice (the “Notice of Objection”) of such objection to the Escrow Agent in the manner provided in Section 16 of this Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed in Section 10(b) of this Agreement. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the party who sent the written demand.

(d) In the event the Escrow Agent shall have received the Notice of Objection within the time periods prescribed in Section 10(b) of this Agreement, or has otherwise received conflicting demands from the Buyer and Seller, the Escrow Agent shall continue to hold the Earnest Money Deposit until (i) the Escrow Agent receives written notice from Seller and Buyer directing the disbursement of the Earnest Money Deposit, in which case the Escrow Agent shall then disburse the Earnest Money Deposit in accordance with such joint direction, or (ii) litigation shall occur between Seller and Buyer, in which event the Escrow Agent shall draw upon the letter(s) of credit and deliver the Earnest Money Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option, elect in order to terminate the Escrow Agent’s duties including, but not limited to, drawing upon the letter(s) of credit and depositing the Earnest Money Deposit in the appropriate court for Travis County, Texas and bringing an action for interpleader, the costs thereof to be deducted from the amount so deposited into the registry of the court; provided, however, that upon disbursement of the deposited amount pursuant to court order or otherwise, the prevailing party shall be entitled to collect from the losing party the amount of such costs and expenses so deducted by the Escrow Agent.

(e) The duties of the Escrow Agent are only as herein specifically provided, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(f) Upon making delivery of the Earnest Money Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

(g) The Escrow Agent shall either execute this Agreement or indicate in writing that it has accepted the role of Escrow Agent pursuant to this Agreement which in either case will confirm that the Escrow Agent is holding and will hold the Earnest Money Deposit in escrow, pursuant to the provisions of this Agreement.

11. Seller’s Covenants, Representations and Warranties. In order to induce Buyer to enter into this Agreement and purchase the Premises, Seller makes the following covenants, agreements, representations and warranties, all of which shall survive the Closing and the purchase and sale of the Premises:

(a) Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby, including without limitation all authorizations and consents required to be obtained from governmental authorities during the course of, and upon completion of, construction of the Improvements.

(b) Seller holds fee simple title to the Premises, free of all liens, assessments and encumbrances except for the Permitted Exceptions, and liens and encumbrances which will be paid and discharged at or prior to the Closing. Seller has no knowledge of any condition or state of facts which would preclude, limit or restrict the business operations conducted or contemplated, pursuant to the terms of the Lease, to be conducted by Tenant at the Premises.

(c) There are no employees of Seller at the Premises, and except for construction warranties with respect to the Improvements, there are no service or maintenance contracts affecting the Premises to which Seller is a party or by which Seller is bound.

(d) The Premises and the use thereof by Tenant and the condition thereof do not violate any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Premises, and are not designated by any governmental agency to be in a flood plain area.

(e)(i) There exists no uncured Event of Default nor any event which, with the giving of notice or the passage of time or both, would constitute an Event of Default by Seller or Tenant under the Lease; (ii) Tenant has not asserted nor does it have any defense, set-off or counterclaim in respect of its obligations under the Lease; (iii) no rent under the Lease has been prepaid for more than one month in advance nor are there any rebates, rental concessions, free-rent periods, credits, set-offs, rent reductions, take-back or take-over obligations or any other concessions granted thereunder; and (iv) all leasing commissions and fees with respect to the Lease, if any, have been paid in full.

(f) There is no pending or, to Seller’s knowledge, threatened litigation or other proceeding affecting the title to or the use or operation of the Premises.

(g) There is no pending or, to Seller’s knowledge, threatened or contemplated taking or eminent domain action affecting title to or the use or operation of the Premises.

(h) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

(i) To Seller’s knowledge, there are no federal, state, county or municipal plans to restrict or change access from any highway or road to the Premises.

(j) The Premises is a separate parcel for real estate tax assessment purposes.

(k) All of the financial data regarding the construction, ownership and operation of the Premises and regarding Tenant that Seller previously provided to Buyer prior to the Effective Date and prior to the Closing Date, is true, complete and correct.

(l) The Improvements have been constructed in accordance with applicable building codes, laws and regulations in a good, substantial and workmanlike manner.

(m) To the best of Seller’s knowledge and belief, except as disclosed in the Phase I Report, no Hazardous Materials are, will be, or have been, stored, treated, disposed of or incorporated into, on or around the Premises in violation of any applicable statutes, ordinances or regulations; the Premises is in material compliance with all applicable environmental, health and safety requirements; any business currently or, to the best of Seller’s knowledge, heretofore operated on the Premises has disposed of its waste in accordance with all applicable statutes, ordinances and regulations; and Seller has no notice of any pending or, to the best of Seller’s knowledge, threatened action or proceeding arising out of the condition of the Premises or any alleged violation of environmental, health or safety statutes, ordinances or regulations.

(n) Seller specifically acknowledges and understands that where Seller knows of any fact(s) materially affecting the value or desirability of the Premises, whether said fact(s) is/are readily observable or not, Seller hereby assumes and accepts a duty to disclose said fact(s) to Buyer.

(o) There are no leases on the Premises as of the date hereof and as of the date of Closing other than the Lease with the Tenant.

(p) Seller has delivered to Buyer all of the items Seller is and was required to deliver pursuant to Section 5(a) and Section 8 of this Agreement.

(q) Seller warrants that, other than as may be disclosed in the foregoing representations and warranties, Seller has no knowledge of any other fact(s) materially affecting the value or desirability of the Premises whether or not said fact(s) is/are readily observable.

All of the representations, warranties and agreements of Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement and shall be considered reaffirmed as of the Closing Date and shall survive the Closing Date without the need for Seller to sign any reaffirmation certificate or affidavit or any other documents at closing.

12. Covenants of Seller Pending Closing. Between the date hereof and the Closing Date:

(a) Seller shall not modify, cancel, extend or otherwise change in any manner any of the terms, covenants or conditions of the Lease, nor enter into any contracts for services or otherwise that may be binding upon the Premises or upon the Buyer subsequent to Closing, nor grant any easements or licenses affecting the Premises, nor take any legal action in connection with the Premises which will affect Buyer’s title to the same, nor enter into any new leases of space in the Premises, without the express prior written consent of Buyer. Buyer’s consent may be withheld at Buyer’s sole option; however, Buyer’s response to any of the foregoing shall not be unreasonably delayed and, if denied, shall be accompanied by a reasonably detailed explanation of the reason for such denial.

(b) Seller shall take reasonable efforts to cause the Lease to remain in effect, provided, however, that Seller shall have no obligation to initiate any litigation with respect thereto and Seller shall continue to perform all of landlord’s obligations under the Lease.

(c) Seller shall within two (2) business days following receipt thereof (or the day of receipt if received the day prior to the Closing Date) provide Buyer with copies of any letters or notices received by Seller relating to or in any manner affecting the Premises, including without limitation any letter or notice from Seller’s lender, if any.

(d) Seller shall immediately notify Buyer and Escrow Agent if the Lease has been terminated, in which event Buyer may terminate this Agreement and receive a refund of the Earnest Money Deposit.

13. Eminent Domain. If prior to the date of the Closing, Seller acquires knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of the Premises under the power of eminent domain, then Seller shall immediately give notice thereof to Buyer. In such event, at Buyer’s option, Buyer may terminate this Agreement. If Buyer elects not to terminate this Agreement, the condemnation and any condemnation proceeds shall be handled as provided for in the Lease for the Premises.

14. Casualty. If prior to the date of the Closing the Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall immediately give notice thereof to Buyer. In such event, the Buyer, at its option, may terminate this Agreement. If Buyer elects not to terminate this Agreement, Buyer shall be entitled to all insurance proceeds and a credit in the amount of any deductible.

15. Remedies Upon Default.

(a) In the event Buyer breaches or defaults under any of the terms of this Agreement prior to or on the Closing Date, the sole and exclusive remedy of Seller shall be to receive from Escrow Agent the Earnest Money Deposit, and Buyer shall have no right therein. Buyer and Seller acknowledge and agree that (i) the Earnest Money Deposit and any interest earned thereon if received in accordance with the terms of this Agreement is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Premises from sale and the failure of Closing to occur due to a default of Buyer under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Buyer under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit, and any interest earned thereon if the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement; and (iv) such amount shall be and constitute valid liquidated damages.

(b) In the event Seller defaults under any of the terms of this Agreement on or prior to the Closing Date, Buyer shall be entitled to (i) compel specific performance of this Agreement, in which event Buyer may also recover its damages incurred as a result of such default, including but not limited to all of its costs and attorneys’ fees in seeking such specific performance, and/or (ii) if specific performance, receive a refund of the Earnest Money Deposit and recover actual damages incurred as a result of such default, which shall include damages resulting from a breach of any warranty or representation of Seller as of the Closing even if the same is not discovered until after the Closing, to the extent the same survive the Closing. Notwithstanding the foregoing, however, if the Seller’s breach is precipitated by a default by Tenant under the Lease, Buyer’s remedy shall be limited to receiving a refund of the Earnest Money Deposit and terminating the Agreement.

16. Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (i) when personally delivered, or (ii) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next business day after being deposited with a recognized overnight mail or courier delivery service, (iv) when transmitted by facsimile or telecopy transmission, with receipt acknowledge upon transmission, or (v) when sent via electronic mail; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

If to Seller:	Bay Investors, LLC 1125 Pacific Beach Drive, Unit 302 San Diego, California 92109-5154 Attention: Maxine Harris, Manager Telephone: (858) 273-3849 Fax: Email: terrifitzgerald@cox.net with a copy to:

McPherson Hughes Bradley Wimberley Steele & Chatelain

3120 Central Mall Drive

Port Arthur, Texas 77642

Attention: Pete Steele, Esq.

Telephone: (512) 965-1988

Fax: (409) 724-7585

Email: psteele@mhbwsc.com

If to Buyer:	CNL Commercial Real Estate 420 South Orange Avenue, Suite 950 Orlando, Florida 32801 Attention: John McRae Phone: (407) 540-7701 Fax: (407) 540-7750 Email: john.mcrae@cnl.com with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

450 South Orange Avenue, Suite 800

Orlando, Florida 32801

Attention: Joaquin E. Martinez, Esquire

Phone: (407) 843-4600

Fax: (407) 843-4444

Email: quino.martinez@lddkr.com

If to Escrow Agent:	Independence Title Company 9442 Capital of Texas Highway, Bldg. 2, Ste 200 Austin, Texas 78759 Attention: Dan Phares Telephone: (512) 279-8229 Fax: (512) 767-6350 Email: dphares@independencetitle.com

17. Brokerage Commissions. Seller warrants to Buyer that all finders or brokers which have been involved with the introduction of Seller and Tenant and/or the execution and delivery of the Lease for the Premises and the leasing of the same pursuant thereto have been paid in full, and that no commissions or fees shall be due and payable to any finder, broker or leasing agent in the event of a renewal or expansion with respect to the Lease. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Seller and Buyer and/or the purchase and sale of the Premises, other than the Stan Johnson Company and Stan McElroy Company (“Seller’s Broker”) that shall be paid by Seller pursuant to a separate written agreement between Broker and Seller. In the event of a breach of the foregoing warranties, the breaching party agrees to save, defend, indemnify and hold harmless the non-breaching party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys’ fees. The obligations of this Section shall survive the Closing or earlier termination of this Agreement.

18. Miscellaneous Provisions.

(a) Assignment; Binding Effect. Buyer may assign all of its rights and obligations hereunder, without the written consent of Seller, to (i) any entity which is owned, controlled, managed or advised by Buyer or any affiliate of Buyer, or (ii) any other third party which has the financial wherewithal to perform the obligations of Buyer hereunder; provided however, that any assignee of Buyer shall assume all of the obligations of Buyer hereunder. In the event of any permitted assignment hereunder Buyer shall thereupon be relieved of all further liability under this Agreement; except that the Earnest Money Deposit shall not be released or otherwise adversely affected as a result of any such assignment. Seller shall have the right to assign its rights and obligations hereunder, provided that the Seller named herein shall deliver written notice thereof to Buyer and shall remain liable for any breach of the representations and warranties and performance of the covenants set forth herein. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

(b) Captions. The several headings and captions of the Sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

(c) Entire Agreement. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Premises, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer.

(d) Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

(e) Cooperation. Buyer and Seller shall cooperate fully with each other to carry out effectively the purchase and sale of the Premises, in accordance herewith and the satisfaction and compliance with all of the conditions and requirements set forth herein, and shall execute such instruments and perform such acts as may be reasonably requested by either party hereto.

(f) Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State of Texas.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

(h) Attorneys’ Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys’ fees whether incurred before, during or after trials or an appeal. As used herein, the “prevailing party” shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action. This paragraph shall survive Closing or the early termination of this Agreement.

(i) Certain References. As used in this Agreement, the words “hereof,” “herein,” “hereunder” and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(j) Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a “calendar” day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or legal holiday, the time therefor shall be extended to the next business day.

(k) Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

(l) Severability. If any provision of this Agreement should be held to be invalid or enforceable, the validity and enforceability of the remaining provisions of this Agreement shall not effected thereby.

(m) Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any subsequent similar act.

(n) Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and buyer.

(o) Termination. This Agreement shall be void and of no force and effect unless signed by Seller and delivered to Buyer no later than five (5) days following the date of Buyer’s execution of this Agreement.

(p) Tax Deferred Exchange. Seller and Buyer agree to cooperate with each other in effecting for the benefit of either party a delayed like-kind exchange of real property pursuant to Section 1031 of the United States Internal Revenue Code and similar provisions of applicable state law; provided that (i) neither party shall be obligated to delay the closing hereunder and (ii) neither party shall be obligated to execute any note, contract, deed or other document not otherwise expressly provided for in this Agreement providing for any personal liability, nor shall either party be obligated to take title to any property other than the property as otherwise contemplated in this Agreement or incur additional expense for the benefit of the other party. Each party shall indemnify and hold the other harmless against any liability which arises or is claimed to have arisen on account of any exchange proceeding which is initiated on behalf of the indemnifying party.

(q) No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded in the public record of any jurisdiction.

(r) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER AND SELLER HEREBY WANE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON, OR IN RESPECT OF, ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER, OR ARISING OUT OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

(s) Specially Designated Nationals and Blocked Persons. Seller represents and warrants to Buyer that (I) Seller and each Person owning an interest in Seller is (aa) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (bb) not currently a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (II) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (III) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly), (IV) none of the funds of Seller have been derived from any unlawful activity with the result that the investment in Seller is prohibited by law or that this Lease is in violation of law, and (V) Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any Person or government subject to trade restrictions under U.S. law, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law. The term “Person” means any natural person, corporation, company, partnership, trust or other business entity. Seller covenants and agrees (I) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (II) to immediately notify Buyer in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Seller has a reasonable basis to believe that they may no longer be true or have been breached, (III) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Buyer under this Agreement and (IV) at the request of Buyer, to provide such information as may be requested by Buyer to determine Seller’s compliance with the terms hereof.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Contract on the date first above written.

SELLER: BAY INVESTORS, LLC, a Texas limited liability company

By:	/s/ Maxine Davis Harris
Name:	Maxine Davis Harris
Title :	Manager

Date:	3-21-11
BUYER: CNL REAL ESTATE SERVICES CORP. d/b/a CNL COMMERCIAL REAL ESTATE, a Florida corporation
By:	/s/ Paul Ellis
Name:	Paul Ellis
Title :	President

Date:	3/17/2011
ESCROW AGENT: INDEPENDENCE TITLE COMPANY
By:	/s/ Dan Phares
Name:	Dan Phares
Title :	Vice-President; Commercial Division Manager

Date:	3/22/2011

EXHIBITS

Exhibits A through H omitted as they are not necessary for an understanding of the Real Estate Purchase and Sale Contract

FIRST AMENDMENT TO

REAL ESTATE PURCHASE AND SALE CONTRACT

THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AND SALE CONTRACT (this “Amendment”) is made effective as of this 3rd day of May, 2011, by and between BAY INVESTORS, LLC, a Texas limited liability company (“Seller”), and MACQUARIE CNL INCOME, LP, a Delaware limited partnership (“Buyer”) (each of Seller and Buyer are at times hereinafter referred to individually as a “Party” and together as the “Parties”).

R E C I T A L S

WHEREAS, Seller and CNL Real Estate Services Corp. d/b/a CNL Commercial Real Estate, a Florida corporation (“Original Buyer”) entered into that certain Real Estate Purchase and Sale Contract dated March 21, 2011, as assigned by Original Buyer to Buyer pursuant to that certain Assignment and Assumption of Rest Estate Purchase and Sale Contract dated March 28, 2011 (collectively, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as specifically provided hereinafter.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Recitals. The Parties acknowledge and agree that the foregoing recitals are true and correct and incorporated herein by reference.

2. Defined Terms. Except as specified to the contrary in this Amendment, all defined terms in this Amendment have the same meaning set forth in the Agreement.

1. Inspection Period. Section 1(i) of the Agreement is hereby deleted in its entirety and the following substituted therefore:

“(i) “Inspection Period” shall mean that period of time starting on the Effective Date of this Agreement and terminating at 5:00 P.M. EST. on Friday, May 13, 2011.”

2. Closing Date. Section 4 of the Agreement is hereby deleted in its entirety and the following substituted therefore:

“4. Closing Date. The Closing shall take place on a date mutually acceptable to Buyer and Seller, but in no event later than Friday, May 27, 2011.”

3. Third Party Reports. In the event the Parties do not consummate the Closing of the transaction contemplated by the Agreement, Buyer hereby agrees to provide to Seller, within a commercially reasonably time after the termination of the Agreement, copies of the Phase I Report and the property condition assessment obtained by Buyer during the due diligence period in connection with its due diligence investigations of the Premises.

4. Closing Deliveries. The following sub-sections shall be inserted at the end of Section 8(a) of the Agreement and become a part thereof:

“(xiv) An amendment to the Lease extending the term thereof and updating the legal description of the premises described therein, all in form and substance reasonably acceptable to Buyer.

(xv) An estoppel certificate from the Tenant in favor of JPMorgan Chase Bank, N.A. (“Lender”) with respect to the Lease, dated within five (5) business days of the Closing Date, in the form attached as Exhibit I.

(xvi) Duly executed counterparts of a Non-Disturbance, Attornment and Subordination Agreement from Tenant with respect to the Lease, in the form attached as Exhibit J.”

5. Exhibits. Exhibits I and J which are attached hereto, shall become a part of the Agreement.

6. Conflicts. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall govern and control.

7. Ratification. As modified by this Amendment, the Agreement is hereby ratified and confirmed and remains in full force and effect.

8. Execution of Amendment. A Party may deliver executed signature pages to this Amendment by facsimile or other electronic transmission to the other Party, which facsimile or other electronic copy shall be deemed to be an original executed signature page. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties hereto had signed the same signature page.

[Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed and delivered as of the date first set forth above.

SELLER: BAY INVESTORS, LLC, a Texas limited liability company

By:	/s/ Maxine Davis Harris
Name:	Maxine Davis Harris
Title:	Manager

BUYER: MACQUARIE CNL INCOME, LP, a Delaware limited partnership

By:	Macquarie CNL Income GP, LLC, a Delaware
limited liability company, as General Partner

	By:	Macquarie CNL Global Income Trust, Inc., a Maryland corporation, as Managing Member

		By:	/s/ Robert A. Bourne
		Name:	Robert A. Bourne
		Title:	Chief Executive Officer

EXHIBIT I TO

FIRST AMENDMENT TO

REAL ESTATE PURCHASE AND SALE CONTRACT

ESTOPPEL CERTIFICATE

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT J TO

FIRST AMENDMENT TO

REAL ESTATE PURCHASE AND SALE CONTRACT

NON-DISTURBANCE, ATTORNMENT AND SUBORDINATION AGREEMENT

[Omitted as not necessary for an understanding of the agreement]

SECOND AMENDMENT TO

REAL ESTATE PURCHASE AND SALE CONTRACT

THIS SECOND AMENDMENT TO REAL ESTATE PURCHASE AND SALE CONTRACT (this “Amendment”) is made effective as of this 27rd day of May, 2011, by and between BAY INVESTORS, LLC, a Texas limited liability company (“Seller”), and MACQUARIE CNL INCOME, LP, a Delaware limited partnership (“Buyer”) (each of Seller and Buyer are at times hereinafter referred to individually as a “Party” and together as the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller and CNL Real Estate Services Corp. d/b/a CNL Commercial Real Estate, a Florida corporation (“Original Buyer”), entered into that certain Real Estate Purchase and Sale Contract effectively dated March 21, 2011, as assigned by Original Buyer to Buyer pursuant to that certain Assignment and Assumption of Rest Estate Purchase and Sale Contract dated as of March 28, 2011, as amended by that certain First Amendment to Real Estate Purchase and Sale Contract effectively dated as of May 3, 2011 (collectively, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as specifically provided for hereinafter.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Recitals. The Parties acknowledge and agree that the foregoing recitals are true and correct and incorporated herein by reference.

2. Defined Terms. Except as specified to the contrary in this Amendment, all defined terms in this Amendment have the same meaning set forth in the Agreement.

3. Closing Date. Section 4 of the Agreement is hereby deleted in its entirety and the following substituted therefore:

“Closing Date. The Closing shall take place on a date mutually acceptable to Buyer and Seller, but in no event later than Wednesday, June 1, 2011, except as hereinafter provided. Notwithstanding the foregoing, the Closing shall not occur sooner than two (2) business days following the date on which Seller has delivered and/or Buyer has received the items described in Section 8(a)(xiv), (xv) and (xvi) of the Agreement and Seller is otherwise prepared to close pursuant to the terms of the Agreement, and if such events have not occurred by June 1, 2011, then the Closing shall be extended to the next business day which is not sooner than two (2) business days following the date on which such events have occurred. In no event shall the Closing occur later than June 8, 2011 unless the parties otherwise agree in writing.”

4. Conflicts. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall govern and control.

5. Ratification. As modified by this Amendment, the Agreement is hereby ratified and confirmed and remains in full force and effect.

6. Execution of Amendment. A Party may deliver executed signature pages to this Amendment by facsimile or other electronic transmission to the other Party, which facsimile or other electronic copy shall be deemed to be an original executed signature page. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties hereto had signed the same signature page.

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed and delivered as of the date first set forth above.

SELLER: BAY INVESTORS, LLC, a Texas limited liability company

By:	/s/ Maxine Davis Harris
Name:	Maxine Davis Harris
Title:	Manager

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

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BUYER: MACQUARIE CNL INCOME, LP, a Delaware limited partnership

By:	Macquarie CNL Income GP, LLC, a Delaware limited liability company, as General Partner

	By:	Macquarie CNL Global Income Trust, Inc., a Maryland corporation, as Managing Member

		By:	/s/ Robert A. Bourne
		Name:	Robert A. Bourne
		Title:	Chief Executive Officer

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